                FOR:   International Speedway Corporation

    APPROVED BY: Wes Harris

                        Director of Investor Relations

                          (386) 947-6465

     CONTACT:          Meredith Pudalov/Jack Cohen

                             Media: Greg Tiberend/Jason Rando

                        Morgen-Walke Associates, Inc.

FOR IMMEDIATE RELEASE      (212) 850-5600

INTERNATIONAL SPEEDWAY CORPORATION REPORTS

RECORD FOURTH QUARTER RESULTS

~ Quarter’s Event Weekends Draw Strong Attendance and Record Television Viewership ~

~ Company Reiterates Outlook and Provides Additional Guidance on Financial Impact of SFAS 141 and 142 ~

            DAYTONA BEACH, FLORIDA – January 17, 2002 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported record results for the fourth quarter and year ended November 30, 2001.

Total revenues for the 2001 fourth quarter increased 33% to $163.7 million from $122.9 million in 2000.  Operating income for the fourth quarter increased 56% to $58.2 million compared to $37.4 million in the prior-year period.  Net income increased 67% to $29.8 million, or $0.56 per diluted share, compared to $17.8 million, or $0.34 per diluted share, in the 2000 fourth quarter.

For the full year ended November 30, 2001, total revenues increased 20% to $528.5 million from $440.4 million in 2000.  Operating income for the year increased 39% to $169.4 million compared to $122.3 million in the prior year.  Excluding a one-time litigation judgment after-tax charge of $5.2 million in the second quarter of 2000, net income for fiscal 2001 increased 58% to $87.6 million, or $1.65 per diluted share, from $55.6 million, or $1.05 per diluted share, in 2000.  Net income as reported for 2000 was $50.4 million, or $0.95 per diluted share.

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ISC REPORTS RECORD FOURTH QUARTER RESULTS                                                       PAGE -2-

ISC’s 2001 fourth quarter results include nine major event weekends at several facilities including Darlington, Richmond, Kansas, Talladega, North Carolina, Phoenix, California and Homestead-Miami, as well as at Chicagoland, in which ISC has a 37.5% indirect interest.  The NASCAR Winston Cup Series anchored seven of the race weekends, with capacity crowds on-hand for the Winston Cup events at Richmond and Kansas, as well as recording year-over-year attendance increases for other Winston Cup races.  Driven by sold-out capacity on a season-ticket basis, both Kansas Speedway in Kansas City, Kansas and Chicagoland Speedway hosted sold-out crowds for their Saturday and Sunday events, including NASCAR Busch Series and Winston Cup races at Kansas, and ARCA RE/MAX Series and Indy Racing Northern Light Series events at Chicagoland.  Additionally, ISC’s results for the fourth quarter reflect substantial increases in television rights fees for its NASCAR Winston Cup and Busch Series events.  New long-term marketing partnerships, including Winston Cup race entitlements with Protection One in Kansas, EA Sports in Talladega and Checker Auto Parts in Phoenix, also contributed to the quarter’s results.

“Our highly successful fourth quarter included a full schedule of successful racing events,” commented Mr. James C. France, President and Chief Operating Officer.  “Despite the softer economic environment, we posted strong attendance and record results for our major events.  During the quarter, we also added new key sponsors to our extensive list of marketing partners.  These partners recognize the value of ISC’s portfolio of world-class facilities and events, which deliver attractive consumer demographics.”

During the first quarter of fiscal 2002, ISC will host several major events including Speedweeks at Daytona, sixteen days of racing culminating in the 44th running of the Daytona 500.  ISC will also host a NASCAR Winton Cup/Busch weekend at North Carolina in the first quarter.

“We are eagerly awaiting the start of the 2002 racing season beginning with Speedweeks,” continued Mr. France.  “We look forward to building on the success of NASCAR’s media rights agreements which greatly expanded network broadcast coverage last season and generated phenomenal growth in television ratings.  In 2001, NASCAR was the only major professional sport in the U.S. to enjoy increased television viewership, with Winston Cup events up 36% and Busch events up 33% on an average household basis.  We were especially pleased with the record television ratings for Talladega’s EA Sports 500 Winston Cup event, which drew the highest national rating ever for an auto race in head-to-head competition with professional football.

While challenging economic conditions have continued, our success in the fourth quarter gives us confidence in our ability to attract additional corporate sponsors in 2002.  Contributing to earnings will be recent agreements for the entitlement of North Carolina’s NASCAR Busch event in February and the Indy Racing League event at Richmond.  In addition, we are in the final stages of negotiation for large multi-track agreements with several companies which should provide additional earnings visibility.”

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ISC REPORTS RECORD FOURTH QUARTER RESULTS                                                         PAGE -3-

ISC currently expects to generate earnings for the first quarter of fiscal 2002 in line with its previously announced earnings guidance of $0.46 to $0.48 per share on revenues of approximately $120 to $125 million.  For the full fiscal year, the Company expects earnings to range between $2.04 and $2.08 per diluted share on revenues of approximately $540 to $560 million.  This includes the positive effect of discontinuing goodwill amortization of approximately $0.30 per diluted share for the full year due to the Company’s early adoption of the Financial Accounting Standards Board (“FASB”) recent Statement of Financial Accounting Standard (“SFAS”) No. 142.

The anticipated results for the quarter and the year do not reflect an expected one-time, non-cash charge associated with the adoption of SFAS 141 and 142.  In the year of adoption, SFAS 142 requires a write-off of any impaired goodwill, including certain acquired intangible assets that were not previously accounted for apart from goodwill.  At the time of the Company’s previous acquisitions, ISC did not record the long-term intangible value of the various relationships with multiple motorsports sanctioning bodies separate from goodwill.  These assets were combined and amortized over a useful life of 40 years.  Based on changes in assumptions since the date of the acquisitions, an independent appraisal firm’s valuation of the Company’s enterprise value using discounted cash flows and the identification of qualifying intangibles as required under SFAS 141 and 142, ISC expects to record a one-time, non-cash charge of $584 million, or $514 million after-tax, in the first quarter of 2002.  The non-cash charge will be reflected as an after-tax, cumulative effect of change in accounting principle, and will not affect the Company’s operations.  The amount of goodwill remaining on the Company’s balance sheet after the write-off is expected to be approximately $93 million.  Goodwill was not considered impaired under prior FASB guidelines of measuring goodwill impairment on an undiscounted cash flow basis.

According to SFAS 142, the goodwill impairment loss is measured as the excess of the carrying amount of goodwill (including acquired intangible assets) over its implied fair value (excluding the acquired intangible assets).  The required write-off of the intangible assets makes up the substantial portion of the goodwill impairment charge.  As a result, the one-time, non-cash charge resulting from the adoption of the standard is much greater than it would have been had the acquired intangible assets initially been recognized separately from goodwill.

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ISC REPORTS RECORD FOURTH QUARTER RESULTS                                                         PAGE -4-

Mr. France concluded, “Our positive outlook for the future remains unchanged as we believe the popularity of motorsports entertainment continues to grow.  We continue to attract new fans to our events as well as build relationships with marketing partners to increase investment in the sport.  Combined with television ratings that have exceeded everyone’s expectations, tremendous on-track competition and some of the most loyal fans in major sports, we believe we are uniquely positioned to capitalize on the industry’s future growth opportunities.”

The management of ISC will host a conference call today at 9:00 a.m. Eastern Time, which may also be accessed via the Internet at: http://www.vcall.com.  During the call, management will discuss results for the fourth quarter, implementation of SFAS 141 and 142 and its future outlook.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”  For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that state the Company or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company’s results could be impacted by the risk factors discussed elsewhere, including, but not limited to, the success of and weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS RECORD FOURTH QUARTER RESULTS                                                       PAGE -5-

Consolidated Statements of Income

(In thousands, except for per share data)

	Three months ended		Twelve months ended
	11/30/00	11/30/01	11/30/00	11/30/01
	(Unaudited)
REVENUES

Admissions, net	$ 51,516	$ 62,886	$ 192,789	$ 214,494
Motorsports related income	54,881	78,315	175,809	238,208
Food, beverage, and merchandise income	14,702	20,946	66,880	70,575
Other income	1,813	1,556	4,952	5,233

	122,912	163,703	440,430	528,510
EXPENSES

Direct race expenses:
NASCAR direct expenses	22,911	31,582	71,260	87,859
Motorsports related expenses	22,098	27,937	82,230	98,458
Food, beverage, and merchandise expenses	8,146	11,491	38,448	38,251
General and administrative expenses	19,121	19,949	75,030	79,953
Depreciation and amortization	13,226	14,590	51,150	54,544

Total expenses	85,502	105,549	318,118	359,065

Operating income	37,410	58,154	122,312	169,445

Interest income	1,295	483	6,156	3,446
Interest expense	(7,044)	(7,341)	(30,380)	(26,505)
Equity in net income (loss) from equity investments	(79)	(245)	(631)	2,935
Minority interest	(637)	91	(100)	992
North Carolina Speedway litigation	-	-	(5,523)	-

Income before income taxes	30,945	51,142	91,834	150,313
Income taxes	13,121	21,326	41,408	62,680

Net income	$ 17,824	$ 29,816	$ 50,426	$ 87,633

Basic earnings per share	$ 0.34	$ 0.56	$ 0.95	$ 1.65

Diluted earnings per share	$ 0.34	$ 0.56	$ 0.95	$ 1.65

Dividends per share	$ -	$ -	$ 0.06	$ 0.06

Basic weighted average shares
outstanding	52,967,222	53,002,724	52,962,646	52,996,660

Diluted weighted average shares
outstanding	53,059,749	53,091,142	53,049,293	53,076,828

Consolidated Balance Sheet Data
(In thousands)

	November 30,	November 30,
	2000	2001

Cash, cash equivalents and short-term investments	$ 50,792	$ 71,204
Current assets	86,510	107,395
Restricted investments	35,193	1,263
Goodwill, net	692,481	676,150
Total assets	1,665,438	1,702,146
Deferred income	111,492	100,932
Current liabilities	140,551	135,866
Long-term debt	470,551	402,477
Shareholders' equity	950,871	1,035,422

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